Exhibit 3.1
ARTICLES OF INCORPORATION
OF
ADAPTIVE SWITCH LABORATORIES, INC.
     The undersigned natural person of the age of eighteen (18) years or more acting as incorporator of a Corporation (hereinafter referred to as the “Corporation”), under the Texas Business Corporation Act (hereinafter referred to as the “Act”) does hereby adopt the following Articles of Incorporation for such Corporation:
ARTICLE ONE
Name
     The name of the Corporation is ADAPTIVE SWITCH LABORATORIES, INC.
ARTICLE TWO
Duration
     The period of existence of the Corporation is perpetual.
ARTICLE THREE
Purposes and Powers
     Section 3.01. Purposes and Powers in Addition to Statutory Powers: The purposes for which the Corporation is organized, and the powers, in addition to the general powers conferred by the Act, which the Corporation shall be entitled to exercise, all subject to the limiting provisions set forth in Section 3.03 of this Article are:
     (a) To engage in and to transact all business and activities for which a corporation may be organized under the Act,
     (b) To have and to exercise all powers which may be granted to corporations organized under the Act, whether granted by specific authority or by construction of law.
     Section 3.02. Direction of Purpose and Exercise of Powers by Directors: Subject to any limitations or restrictions imposed by the Act, by other law, or by these Articles of Incorporation, the Board of Directors hereby is authorized to direct the purposes set forth in this Article and to exercise all the powers of the Corporation without previous authorization or subsequent approval by the shareholders; and all parties dealing with the Corporation shall have the right to rely on any action taken by the Corporation, pursuant to such action by the Board of Directors.
     Section 3.03. Limiting Provisions: Nothing in these Articles of Incorporation is to be construed as authorizing or attempting to authorize the Corporation:

          (a) To transact any business in the State of Texas expressly prohibited by any law of the State of Texas;
          (b) To engage in any activity in the State of Texas which cannot lawfully be engaged in without first obtaining a license under the laws of the State of Texas, and which license cannot be granted to a corporation;
          (c) To transact any business, take any action, or have any purpose or power which would subject the Corporation to the provisions of Article 152a, Revised Civil Statutes of Texas, entitled “Corporations for loaning money and dealing in bond and securities without banking and discounting privileges; regulation”;
          (d) To engage in, or to have the purpose or power to engage in, within the State of Texas, a combination of the two businesses listed in either of the following:
     (i) The business of raising cattle and owning land therefor, and the business of operating stockyards and of slaughtering, refrigerating, canning, curing or packing meat; or,
     (ii) The business of engaging in the petroleum oil producing business in the State of Texas, and the business of engaging directly in the oil pipeline business in the State of Texas.
          (e) To operate any one of the following: banks, trust companies, building and loan associations or companies, insurance companies of every type and character that operate under the insurance laws of the State of Texas and corporate attorneys in fact for reciprocal or inter-insurance exchanges, railroad companies, cemetery companies, labor unions, abstract and title insurance companies whose purposes are provided for and whose powers are prescribed by Chapter 9 of the Insurance Code of the State of Texas;
          (f) To take any action in violation of the Anti-Trust Laws of the State of Texas; or,
          (g) To take any action in violation of Part Four of the Texas Miscellaneous Corporation Laws Act.
ARTICLE FOUR
Authorized Shares
     The number of shares which the Corporation shall have authority to issue is 500,000, with a par value of ten cents ($.10) per share, which shares are all to be one class to be known as “Common Stock”.

ARTICLE FIVE
Initial Consideration For Issuance of Shares
     The Corporation will not commence or transact any business or incur any indebtedness, except as such shall be incidental to its organization or to obtaining subscriptions to or payments for its shares, until it has received for the issuance of its shares, consideration of the value of at least One Thousand and No/100 Dollars ($1,000.00), consisting of money, labor done or property actually received.
ARTICLE SIX
Denial of Preemptive Rights
     Provisions limiting or denying Shareholders the preemptive right to acquire additional or treasury shares of the Corporation are:
     No shareholder shall be entitled, as a matter of right, or any rights or options of the Corporation which it may issue or sell, whether out of the number of shares authorized by these Articles of Incorporation or by amendment thereof, or out of the shares of the stock of the Corporation acquired by it after the issuance thereof, nor shall any Shareholder be entitled, as a matter of right to subscribe for, purchase or receive any bonds, debentures or other securities which the Corporation may issue, or sell, that shall be convertible into, or exchangeable for, stock or to which shall be attached or appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder or owner of such obligations the right to subscribe for, purchase or receive from the Corporation any shares of its authorized capital stock; but, all such additional shares of stock, rights and options of bonds, debentures or other securities convertible into, or exchangeable for, stock or to which warrants shall be attached or appertain or which shall confer upon the holder the right to subscribe for, purchase or receive any shares of stock, may be issued, optioned for, and sold or disposed of by the Corporation pursuant to resolution of its Board of Directors to such persons, firms, or corporations and upon such terms as may be lawful and may to such Board of Directors seem proper and advisable, without first offering such stock or securities or any part thereof to the shareholders. The acceptance of stock in the corporation shall be a waiver of any preemptive rights or preferential rights which, in the absence of this provision might otherwise be asserted by shareholders of the Corporation or any of them.
ARTICLE SEVEN
Prohibition of Cumulative Voting
     At each election for Directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are Directors to be elected and for whose election he has the right to vote, but it is expressly prohibited for any shareholder to cumulate his votes by giving one candidate as many votes as the number of such Directors multiplied by his shares shall equal, or by distributing such votes on such principle among any number of such candidates.

ARTICLE EIGHT
     The following provisions are set forth for the regulation of the Corporation and its internal affairs to the extent that such provisions are not inconsistent with the law:
     Section 8.01. Bylaws. The power to alter, amend or repeal the Bylaws and to adopt new Bylaws shall be vested in the Board of Directors and in shareholders entitled to vote for the election of Directors; provided, however, that any Bylaw or amendment thereto as adopted by the Board of Directors may be altered, amended or repealed, or a new Bylaw in lieu thereof may be adopted by vote of such shareholders; but no Bylaw which has been altered, amended or adopted by vote of such shareholders may be altered, amended or repealed by the Board of Directors, nor may the substance of any Bylaw repealed by vote of such shareholders be again adopted by the Board of Directors, until one year shall have expired since such action by vote of such shareholders.
     Section 8.02. Other Provisions: Other provisions for the regulation of the Corporation and its internal affairs not inconsistent with law or these Articles of Incorporation, may be set forth in the Bylaws, including but not limited to provisions regulating and providing for compensation of directors, interest of directors in contracts, provisions for working capital, liability and indemnification of directors, officers and employees, and voting of shares by proxy. All rights of the shareholders, directors, officers, agents and employees of the Corporation shall be deemed subject to all provisions of the Bylaws to the fullest extent permitted by law.
ARTICLE NINE
Initial Registered Office and Agent
     The post office address of the initial registered office of the Corporation and the name of the initial registered agent of the Corporation at such address are:

Registered Agent	Registered Office
Thomas A. Adams, III	722 Pin Oak Road, Suite 202
Katy, Texas 77494
P.O. Box 127
Katy, Texas 77492-0127
ARTICLE TEN
Directors
     Section 10.01. Number: The number of Directors shall be fixed by the Bylaws, and may be increased or decreased by amendment of the Bylaws; but no decrease shall have the effect of shortening the term of any incumbent Director. In the absence of a Bylaw fixing the number of Directors, the number shall be identical to the number of initial Directors.

     Section 10.02 Qualifications: The Directors need not be residents of the State of Texas or shareholders of the Corporation.
     Section 10.03. Initial Directors: The number, names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders, or until their successors are elected and have qualified, are:

Names	Addresses
Sandra M. Ashmore	19826 Sun Bridge
Houston, Texas 77094
     Section 10.04 Indemnification of Officers and Directors. The Corporation shall indemnify and reimburse (including without limitation the advance of expenses) each Director of this Corporation to the full extent required and permitted by Subchapter E of Chapter 8 of the Model Business Corporation Act (including without limitation, Section 8.50 through 8.58, inclusive, thereof), as amended. The Corporation shall also indemnify and reimburse (including without limitation and advance of expenses) each officer, employee and agent of this Association (including with limitation nominees and designees who are not or were not officers of this Corporation who are or were serving at this Corporation’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who is not a Director of this corporation (i) to the full extent required and permitted by Subchapter E of Chapter 8 of the Model Business Corporation Act (including without limitation Section 8.50 through 8.58, inclusive, thereof), as amended, for the indemnification and reimbursement of Directors, and (ii) in addition thereto and not in limitation thereof, to the full extent otherwise allowed by applicable law consistent with public policy.
     The Corporation may purchase and maintain insurance on behalf of any and all of the persons referred to in the first paragraph of this Article Ten, Section 10.04 to the full extent permitted by Section 8.57 of Subchapter E of Chapter 8 of the Model Business Corporation Act, as amended.
     For purposes of this Article Ten only, the term “Director” shall have the meaning given to it in Section 8.50 of Subchapter E of Chapter 8 of the Model Business Corporation Act, as amended.”
ARTICLE ELEVEN
Incorporator
     The names and addresses of the Incorporator of the Corporation is:

Name	Address
Sandra M. Ashmore	19826 Sun Bridge
Katy, Texas 77094

     IN WITNESS WHEREOF, I have hereunto set my hand, this 10th day of August, 1994.

/s/ Sandra M. Ashmore SANDRA M. ASHMORE
STATE OF TEXAS
COUNTY OF HARRIS
     I, the undersigned authority, a Notary Public in and for the said County and State, do hereby certify that on this 10th day of August, 1994, personally appeared SANDRA M. ASHMORE, who being by me first duly sworn, declared that she is the person who signed the foregoing instrument as Incorporator and that the statements therein contained are true.

/s/ Mary Ellen Valentino

NOTARY PUBLIC IN AND FOR THE STATE OF TEXAS